UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2025

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 13, 2025, Energy Fuels Inc. (the "Company") entered into a Controlled Equity OfferingSM Agreement with BMO Capital Markets Corp. ("BMO"), Canaccord Genuity LLC, ("Canaccord"), Cantor Fitzgerald & Co. ("Cantor" and together with BMO and Canaccord, the "Lead Agents" and individually the "Lead Agent"), B. Riley Securities Inc. ("B. Riley") and H.C. Wainwright & Co., LLC  ("Wainwright") (the Lead Agents, B. Riley, and Wainwright collectively, the "Agents" and individually, the "Agent"), pursuant to which the Company may sell from time to time, at its option, common shares through the Agents in their capacities as sales agents. The sale of common shares, if any, will be made under the Company's registration statement filed on Form S-3 (File No. 333-278193) (the "Registration Statement"), by any method that is deemed to be an "at the market offering" as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the "Securities Act").

Subject to the terms and conditions of the Sales Agreement, the Lead Agents will use their commercially reasonable efforts, consistent with their normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the NYSE American, LLC, to sell on the Company's behalf all of the common shares requested to be sold by the Company. The Lead Agents will offer the common shares, subject to the terms and conditions of the Sales Agreement, on a daily basis or as otherwise agreed upon by the Company and the Lead Agents. The Company will designate the maximum amount of common shares to be sold through the Lead Agents on a daily basis or otherwise determine such maximum amount, together with the Lead Agents. The Company may instruct the Lead Agents not to sell common shares if the sales cannot be effected at or above the price designated by the Company in any such instruction. The Company or the Lead Agents may suspend the offering of common shares being made through the Lead Agents under the Sales Agreement upon proper notice to the other parties.

The aggregate compensation payable to the Lead Agents, on behalf of the Agents, shall be up to 3.0% of the aggregate gross proceeds from each sale of the common shares sold through the Lead Agents pursuant to the Sales Agreement. In addition, the Company has agreed in the Sales Agreement to provide indemnification and contribution to the Agents against certain liabilities, including liabilities under the Securities Act.

The Company is not obligated to make any sales of common shares under the Sales Agreement. The offering of common shares pursuant to the Sales Agreement will terminate upon the termination of the Sales Agreement by the Company or by an Agent, only with respect to itself, under the circumstances specified in the Sales Agreement.

The Sales Agreement is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the material terms of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit attached hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the common shares discussed herein, nor shall there be any offer, solicitation, or sale of the common shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 1.02 Termination of a Material Definitive Agreement.

Effective June 13, 2025, the Controlled Equity OfferingSM Agreement dated March 22, 2024 by and among the Company, Cantor Fitzgerald & Co., BMO Capital Markets Corp., Canaccord Genuity LLC, and B. Riley Securities Inc. (the "2024 Sales Agreement") was mutually terminated. Under the 2024 Sales Agreement, the Company could sell from time to time, at its option, common shares by any method that was deemed to be an "at the market offering" as defined in Rule 415(a)(4) under the Securities Act.

The 2024 Sales Agreement was terminated so that the Company could enter into the new Sales Agreement.

The foregoing description of the 2024 Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the 2024 Sales Agreement, a copy of which is filed as Exhibit 1.1 to the Company's Report on Form 8-K filed with the SEC on March 22, 2024.

Item 8.01 Other Events.

The Company has filed a prospectus supplement (the "ATM Prospectus Supplement") to the Registration Statement in connection with its Sales Agreement. Pursuant to the ATM Prospectus Supplement, the Company may, at its discretion from time to time, sell up to $300 million of common shares under its "at the market" program.

Item 9.01. Exhibits.

Exhibit	Description
1.1	Sales Agreement by and among Energy Fuels Inc., BMO Capital Markets Corp., Canaccord Genuity LLC, Cantor Fitzgerald & Co., B. Riley Securities Inc., LLC, and H. C. Wainwright & Co., LLC dated June 13, 2025
5.1	Legal Opinion of Dentons LLP with respect to the ATM Prospectus Supplement
23.1	Consent of Dentons LLP with respect to the ATM Prospectus Supplement (contained in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)
Dated: June 13, 2025
By: /s/ David C. Frydenlund
David C. Frydenlund
Executive Vice President, Chief Legal Officer and Corporate Secretary